THIRD AMENDMENT TO EMPLOYMENT AGREEMENT       Exhibit 10.20



         THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT, which shall be deemed effective as of the 20th day of March, 1998, is entered into by ITRON, INC. (hereinafter referred to as the "Company") and CARL ROBERT ARON (hereinafter referred to as "Executive").

                                     RECITAL

         The Company and Executive are parties to an employment agreement, dated as of November 22, 1995 (the "Original Agreement"), and two amendments thereto, the first of which (the "First Amendment") is dated as of April 29, 1996, and the second of which (the "Second Amendment") is dated as of December 17, 1997. The Company and Executive agree that Good Reason, as defined in the Second Amendment, exists for termination of the Employment Agreement by Executive. Notwithstanding the existence of Good Reason for Executive to terminate the Employment Agreement, the Company and Executive desire to continue their employment relationship and modify the terms of the employment of Executive by the Company, changing Executive's title and responsibilities, establishing a minimum fixed term for Executive's employment, and setting forth certain terms and conditions of his compensation and stock vesting benefits. The Company and Executive therefore mutually agree to amend with this document Sections 1, 2.1, 4.3, 5.1, 5.3, 8, and 10.1 of the Original Agreement, as amended in the First Amendment and the Second Amendment (together the "Employment Agreement"), in accordance with the provisions of Section 10.3 of the Employment Agreement.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       EMPLOYMENT

         Section 1 of the Employment Agreement is amended to change the description of Executive's title and responsibilities. The amended Section 1 of the Employment Agreement reads as follows:



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                  "The Company will employ Executive,  and Executive will accept employment by the Company, as the Executive Vice President and Chief Strategist. Executive will have such authority, subject to the Company's Articles of Incorporation and Bylaws, as may be granted from time to time by the Chief Executive Officer or the Board of Directors of the Company. Executive will perform the duties customarily performed by the Chief Strategist of a
                  corporation  and  such  other  duties,   consistent  with  and
                  appropriate to the  Executive's  position as an Executive Vice
                  President  and  Chief  Strategist  of  the  Company,   as  may
                  reasonably be assigned from time to time by the Chief Executive Officer or the Board of Directors of the Company."

2.       COMPENSATION

         Section 2.1 of the Employment Agreement is amended to establish Executive's base salary during the remaining term of the Employment Agreement. The amended Section 2.1 of the Employment Agreement reads as follows:

                  "The Company shall pay Executive a base salary rate of Three Hundred Fifteen Thousand Dollars ($315,000) per year, which shall be subject to all customary payroll deductions and shall be payable at the same intervals as are applicable to the payment of the base salaries of other officers of the Company."

3.       STOCK OPTIONS

         Section 4.3 of the Employment Agreement is amended to describe the period during which Executive may exercise stock options following the termination of his employment and to provide for the expection of granting of additional stock options in 1998. The third paragraph of Section 4.3 is hereby deleted, and a new third paragraph is added that reads as follows:

                  "It is anticipated that, assuming due performance of Executive's duties hereunder as Executive Vice President and Chief Strategist, the Chief Executive Officer of the Company will recommend to the Compensation Committee of the Company's Board of Directors the granting to Executive at the May 1998 meeting of the Compensation Committee of options to purchase Thirty Thousand (30,000) shares of the Company's common stock (in addition to those options already granted). Any granting to Executive of additional stock options will be at the sole discretion of the Compensation Committee. Following the termination of Executive's employment under the Employment Agreement for any reason, Executive will have a period of up to ninety (90) days to exercise any and all options that have vested as of the date of such termination or pursuant to the acceleration described in Section 5.1."

4.       TERMINATION OTHER THAN FOR CAUSE

         Subsection 5.1 of the Employment Agreement is hereby amended to extend the acceleration period for Executive's stock options upon termination of employment and to add a description of the benefits to be received by Executive in case of termination other than for Cause before February 28, 1999. The amended Section 5.1 of the Employment Agreement reads as follows:

                  "5.1 TERMINATION OTHER THAN FOR CAUSE

                  5.1.1 In the event that (a) the Company terminates this Agreement for any reason other than Cause (as hereinafter defined),or (b) Executive terminates this Agreement for Good Reason (as hereinafter defined), then, and in either of such events, (x) the dates as of which any and all options theretofore granted to Executive to purchase the Company's common stock would have become vested in and exercisable by Executive but for the effect of this Section 5 shall forthwith upon such termination be accelerated by fifteen months, (y) within ten (10) business days of such termination, the Company shall pay Executive a Termination Amount of $750,000, and (z) all salary, bonuses and payments under employee benefit plans to which Executive may be entitled (including, without limitation, the bonus described in Section 2.2 hereof) shall become due and payable.

                  "5.1.2 In the event that the Company terminates Executive's employment without Cause at any time before February 28, 1999, the Company shall, in addition to the payments and benefits set forth in the foregoing Section 5.1.1, (i) continue to pay Executive an amount equal to his base salary at the time of termination for the period through February 28, 1999, paid out in installments at the same intervals as the Company's normal executive payroll, (ii) within ten (10) business days of such termination pay to Executive all bonuses and payments under employee benefit plans to which Executive would have been entitled (including, without limitation, the bonus described in Section 2.2 hereof), had his employment continued through February 28, 1999, and (iii) add to the acceleration of options' vesting and exercisability pursuant to 5.1.1 (x) a period equal to the number of days from the date of termination to February 28, 1999."

5.       TERMINATION FOR GOOD REASON

         Subsection (a) of Section 5.3 of the Employment Agreement, is hereby amended to change the definition of "Good Reason." The amended Section 5.3 of the Employment Agreement reads as follows:

                  "'Good Reason' shall mean (a) a decision by Executive in his sole discretion at any time that he does not wish to continue his employment with the Company, (b) a reduction in Executive's base salary, (c) any purported termination of Executive's employment by the Company which is not effected pursuant to the material requirements of this Agreement, (d) a Change in Control (as identified in the Change in Control
                  Agreement annexed hereto as Exhibit II), or (e) the death or disability (as defined and limited by Section 5.4 of the Agreement) of the Executive during the term of this Agreement. (In case of Executive's death while in the employ of the Company under this Agreement or any extension thereof, the termination payment described in Section 5.1.1 of this Agreement will be paid to Executive's estate.)"

6.       DURATION

         Section 8 of the Employment Agreement is amended to establish a termination date for Executive's employment with the Company, subject to earlier termination as provided in other provisions of the Employment Agreement or extension pursuant to this amendment. The amended Section 8 of the Employment Agreement reads as follows:

                  "This Agreement shall terminate on February 28, 1999, unless terminated earlier by either party hereto pursuant to Section 5 of the Agreement or extended on a month-to-month basis thereafter through agreement of the parties. Termination of this Agreement on February 28, 1999, or termination of Executive's emloyment by the Company following any agreed extension of this Agreement, shall, unless termination is 'For Cause,' as defined in Section 5.3 of the Agreement, be deemed a 'Termination Other Than for Cause,' triggering the Company's obligations described in Section 5.1.1 of this Agreement. Termination by Executive of this Agreement for 'Good Reason' as defined in subsections (b), (c), (d), or (e) of Section 5.3, whether before, on or after February 28, 1999, shall also trigger the Company's obligations described in Section 5.1.1 of this Agreement."

7.       NOTICES

         Section 10.1 of the Amended Employment Agreement is hereby amended to read as follows:

                  "Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

                  If to Executive:          Carl Robert Aron
                                            2024 East Southeast Blvd.
                                            Spokane, Washington  99203

                  With a copy to:           Stuart E. Seigel, Esq.
                                            Arnold & Porter
                                            399 Park Avenue
                                            New York, New York 10022

                  If to Company:            ITRON, Inc.
                                            2818 North Sullivan Road
                                            Spokane, Washington  99215
                                            Attention:  President

     or such other address as shall be provided in accordance with the terms hereof. If notice is mailed, such notice shall be effective upon mailing."

8.       COUNTERPARTS

         This Third Amendment to Employment Agreement may be executed in counterparts, each of which counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed and entered into this Third Amendment to Employment Agreement as of the date set forth above.

                                   ITRON, INC.
                                   By:  /s/ JOHNY M. HUMPHREYS
                                   ----------------------------------------
                                   Its President and Chief Executive Officer



                                       /s/ CARL R. ARON
                                    ---------------------------------------
                                    Carl Robert Aron